Exhibit 10.1

AMENDMENT No. 4 TO
CELLDEX THERAPEUTICS, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

Dated: April 19, 2026

This Agreement amends the Celldex Therapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”). All capitalized terms not defined herein shall have the meanings set forth in the Plan.

R E C I T A L S

WHEREAS, Section 17.2 of the Plan reserves to the Board of Directors (“Board”) of Celldex Therapeutics, Inc. (the “Company”) the right to amend the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan to increase the number of shares available for awards under the plan by 3,400,000 shares in the manner hereinafter provided subject to approval by the Company’s stockholders; and

WHEREAS, the Board desires to amend the Plan to increase the limitation on outside director compensation under the Plan in the manner hereinafter provided.

NOW THEREFORE, the Plan is hereby amended as follows:

1.    Amendment to Plan Share Limitation.

Section 4.1(a) of the Plan is amended and restated in its entirety as follows:

“(a)  Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be (i) 12,900,000 shares plus (ii) such number of unused shares of Common Stock reserved under the Prior Plan as of the Effective Date, which unused reserve shall be rolled into this Plan (subsections (i) and (ii) together, the “Share Reserve”); all of which shares may, but need not, be issued in respect of Incentive Stock Options. In addition, there shall be rolled into this Plan and added to the Share Reserve (but not issued in respect of Incentive Stock Options) such number of shares of Common Stock subject to outstanding grants or awards under the Prior Plan as of the Effective Date which are thereafter forfeited, cancelled or otherwise lapse in accordance with the provisions of Section 4.1(b).”

2.    Amendment to Tax Withholding Provision.

Section 16.5 of the Plan is amended and restated in its entirety as follows:

16.5            Tax Withholding.  The Company may require, as a condition to the grant, vesting, settlement, or delivery of any Award, the satisfaction of applicable federal, state, local, and foreign tax withholding obligations. To satisfy such obligations, the Committee is authorized, in its discretion and subject to applicable law, to (i) require cash payments by the Participant, (ii) withhold from any amounts otherwise payable in cash to the Participant, (iii) withhold a number of whole shares otherwise issuable with respect to the Award having an aggregate fair market value equal to the amount of such obligations, (iv) accept delivery by the Participant to the Company of shares having an aggregate fair market value equal to the amount of such obligations, and/or (v) facilitate a sale of shares issued upon settlement to generate proceeds sufficient to satisfy such obligations. Notwithstanding the foregoing, the number of shares withheld pursuant to clause (iii) shall not exceed such number as is necessary to satisfy the maximum statutory tax rates (or such lower rate as may be necessary to avoid adverse accounting treatment) in the Participant’s applicable jurisdictions. Shares withheld or delivered to the Company pursuant to this section shall not again be available for issuance under the Plan. For purposes of withholding, fair market value shall be determined pursuant to the Company’s consistently applied valuation method for tax withholding.

3.     No Other Changes.    Except as set forth herein, the Plan shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this Amendment as of the date first above written as evidence of its adoption by the Company.

CELLDEX THERAPEUTICS, INC.

By: /s/ Sam Martin
Name: Sam Martin
Title: Senior Vice President and Chief Financial Officer